Exhibti 99.1

Pulmatrix Announces Year-End and Q4 2023 Financial Results and Provides Corporate Update

2023 year-end $19.2 million cash and cash equivalents provide projected cash runway into Q1 2026

3rd amendment to Cipla partnership resulted in the wind down of the PUR1900 Phase 2b study and a significant reduction in expected cash burn for Pulmatrix

Cipla to take sole responsibility for development of PUR1900, refocused on markets with greatest unmet need and faster path to approval, in exchange for 2% royalty on net sales payable to Pulmatrix

Bedford, Mass., March 28, 2024 – Pulmatrix, Inc. (“Pulmatrix” or the “Company”) (Nasdaq: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious central nervous system and pulmonary disease using its patented dry powder inhalation iSPERSE™ technology, today announced fourth quarter and year-end financial results for 2023 and provided a corporate update on its development programs.

Ted Raad, Chief Executive Officer of Pulmatrix, commented, “Winding down the Phase 2b study for PUR1900, along with other cost-savings measures, is expected to extend Pulmatrix’s cash runway into Q1 2026. We will continue our focus on strategic alternatives that leverage the potential of PUR3100, iSPERSE™ technology and our extended cash resources.”

2023 and Recent Program and Corporate Highlights

PUR3100

●	In September 2023, Pulmatrix announced the FDA’s acceptance of an IND application for PUR3100 and receipt of a “study may proceed” letter for a Phase 2 study. The IND includes a Phase 2 clinical protocol where safety and preliminary efficacy of PUR3100, an orally inhaled dihydroergotamine (DHE) engineered with iSPERSE™, will be investigated in patients with acute migraine.

●	The planned Phase 2 trial builds on the Phase 1 trial results, which were published in 2023 and presented at the American Headache Society 65th Annual Meeting in June 2023. Compared to observations of nausea and vomiting in the intravenously (IV) administered DHE dose group, the PUR3100 dose groups showed a lower incidence of nausea and no vomiting. The study also showed that PUR3100 achieved peak exposures in the targeted therapeutic range and time to maximum concentration occurred at five minutes after dosing at all dosing levels.

PUR1800

●	In February 2023, Pulmatrix presented complete results from a Phase 1b study of PUR1800 for acute exacerbations of chronic obstructive pulmonary disease (AECOPD) at the American Academy of Allergy, Asthma & Immunology (AAAAI) Annual Meeting. The results indicated PUR1800 was safe and well tolerated with no observed safety signals. The topline data, along with the results from chronic toxicology studies, support the continued development of PUR1800 for the treatment of AECOPD and other inflammatory respiratory diseases. Pulmatrix plans to pursue partnership or other alternatives to monetize or advance PUR1800.

PUR1900

●	On January 8, 2024, in agreement with its partner Cipla, Pulmatrix announced plans to stop patient enrollment at 8 subjects in the Phase 2b study of PUR1900, effective immediately. PUR1900 is the Company’s inhaled iSPERSE™ formulation of the antifungal drug itraconazole for indications where an orally inhaled antifungal may provide a therapeutic benefit or fulfill an unmet medical need. The decision to stop the study was unrelated to any safety concerns. This study had been ongoing since the first quarter of 2023. The Company expects to complete all Phase 2b activities by the third quarter of 2024.

●	After the study wind down, Pulmatrix will bear no further financial responsibility for the development of PUR1900 and will receive 2% royalties on any potential future net sales by Cipla outside the United States. Within the United States, Pulmatrix and Cipla will seek to monetize PUR1900.

Fourth Quarter and Year-End Financial Results

Revenues increased $1.2 million to $7.3 million for the year ended December 31, 2023, compared to $6.1 million for the year ended December 31, 2022. The increase is related to higher activity under the Cipla Agreement for PUR1900 during the period.

Research and development expenses decreased approximately $2.7 million to $15.5 million for the year ended December 31, 2023, compared to $18.2 million for the year ended December 31, 2022. The decrease was primarily due to decreased spend of $2.7 million in costs related to the Company’s PUR3100 program, $1.0 million of employment costs, and $0.7 million in costs related to the Company’s PUR1800 program, partially offset by an increase of $1.3 million in costs related to the Company’s PUR1900 program and $0.4 million of other operating costs.

General and administrative expenses decreased $0.3 million to $6.5 million for the year ended December 31, 2023, compared to $6.8 million for the year ended December 31, 2022. The decrease was primarily due to decreased spend of $0.7 million in employment costs, partially offset by an increase of $0.4 million in legal and professional services costs.

The Company’s total cash and cash equivalents balance as of December 31, 2023, was $19.2 million. The Company anticipates that its cash position, based on operational efficiencies and prioritization of spending, is sufficient to fund its operations into the first quarter of 2026.

PULMATRIX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2023	December 31, 2022

Assets
Current assets:
Cash and cash equivalents	$19,173	$35,628
Restricted cash	-	153
Accounts receivable	928	1,298
Prepaid expenses and other current assets	742	1,068
Total current assets	20,843	38,147
Property and equipment, net	1,158	235
Operating lease right-of-use asset	10,309	710
Long-term restricted cash	1,472	1,472
Other long-term assets	176	389
Total assets	$33,958	$40,953
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,915	$1,188
Accrued expenses and other current liabilities	947	1,638
Operating lease liability	429	857
Deferred revenue	618	1,339
Total current liabilities	3,909	5,022
Deferred revenue, net of current portion	3,727	4,822
Operating lease liability, net of current portion	8,327	-
Total liabilities	15,963	9,844
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 shares authorized; 6,746 shares designated Series A convertible preferred stock; no shares issued and outstanding at December 31, 2023 and December 31, 2022	-	-
Common stock, $0.0001 par value — 200,000,000 shares authorized; 3,652,285 and 3,639,185 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	-	-
Additional paid-in capital	305,592	304,585
Accumulated deficit	(287,597)	(273,476)
Total stockholders’ equity	17,995	31,109
Total liabilities and stockholders’ equity	$33,958	$40,953

PULMATRIX, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,
	2023	2022
Revenues	$7,298	$6,071

Operating expenses
Research and development	15,518	18,240
General and administrative	6,520	6,778
Total operating expenses	22,038	25,018
Loss from operations	(14,740)	(18,947)
Other income (expense)
Interest income	867	309
Other expense, net	(248)	(198)
Total other income (expense), net	619	111
Net loss	$(14,121)	$(18,836)
Net loss per share attributable to common stockholders – basic and diluted	$(3.87)	$(5.46)
Weighted average common shares outstanding – basic and diluted	3,651,911	3,447,701

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company focused on the development of novel inhaled therapeutic products intended to prevent and treat respiratory and other diseases with important unmet medical needs using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for central nervous system (“CNS”) disorders such as acute migraine and serious lung diseases such as Chronic Obstructive Pulmonary Disease (“COPD”) and allergic bronchopulmonary aspergillosis (“ABPA”). Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

For more on the Company’s inhaled product candidates please visit:

https://www.pulmatrix.com/pipeline.html.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) endemic on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA

917-679-9282

tim@lifesciadvisors.com